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                                                                    EXHIBIT 21.1

         Subsidiaries

LocusOne Communications, Inc.
Aether OpenSky Investments LLC
Mobeo, Inc.
Aether Software, Inc.
Aether Capital, L.L.C.
NetSearch Communications, L.L.C.
Aether European Holdings B.V.

Aether Europe B.V.
Cerulean Technology, Inc.
Sunpro, Inc.

Sinope Corporation
AS Mexico LLC
AS Monterey LLC

RTS Wireless, Inc.